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October 28, 2025

DGI Investment Trust

Oriental Center

254 Muñoz Rivera Avenue, 10th Floor

San Juan, Puerto Rico 00918

Re:	Amendment No. 9 and Post-Effective Amendment No. 11 to Form N-1A Registration Statement

Ladies and Gentlemen:

We, as Puerto Rico counsel to the DGI Investment Trust (the “Trust”), in connection with the Amendment No. 9 and Post-Effective Amendment No. 11 (collectively, the “Amendment”) to the Trust’s joint registration statement on Form N-1A (File Nos. 333-252816; 811-23637) (the “Registration Statement”), to be filed with the U. S. Securities and Exchange Commission (the “Commission”) on or about the date hereof, relating to the DGI Balanced Fund and the DGI U.S. Government Money Market Fund, each a series of the Trust, hereby consent to the incorporation by reference in the Amendment of our opinions, dated October 28, 2022 and April 16, 2025, filed as Exhibits 28(i) to the Registration Statement and to the reference to us under the heading “Legal Counsel” in the Statement of Additional Information contained in the Amendment.

In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Commission.

Respectfully,

/s/ Pietrantoni Mendez & Alvarez LLC

Popular Center 19th Floor 208 Ponce de León Ave. San Juan, PR 00918